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                               EXHIBIT 21

SUBSIDIARIES OF SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)

Sun Life Insurance and Annuity Company of New York, New York

Sun Life of Canada (U.S.) Distributors, Inc., Delaware

Sun Benefit Services Company, Inc., Delaware

New London Trust F.S.B.*, New Hampshire

Massachusetts Casualty Insurance Company, Massachusetts

Sun Life Finance Corporation, Delaware

Sun Capital Advisers, Inc. Delaware

Sun Life Financial Services Limited, Bermuda

Clarendon Insurance Agency, Inc., Massachusetts

Sun Life of Canada (U.S.) SPE 97-1, Inc., Delaware

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* a federally chartered savings bank.